Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Telecom Italia Capital for the registration of $10,000,000,000 debt securities and to the incorporation by reference therein of our report dated March 16, 2005 (except for notes 27, 28 and 29, as to which the date is May 25, 2005), with respect to the consolidated financial statements of Telecom Italia S.p.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy

August 8, 2005